Exhibit 10.70
CONFIDENTIAL SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
Employee was provided a copy of this agreement on March 2, 2007
This Separation Agreement and Release of All Claims (“Agreement”) is between Vince Niedzielski (“Employee”) and QAD Inc. (“Company”).
1.	Employee’s employment with the Company will be terminated effective March 9, 2007.

2.	The parties recognize that, apart from this Agreement, the Company is not obligated to provide Employee with any of the benefits set forth hereunder.

3.	Employee has been paid all salary, accrued vacation and Company benefits due and owing as of the Termination Date. These amounts are not consideration for this release.

4.	The parties mutually desire to end their relationship as amicably as possible and eliminate the possibility of any future disputes.

5.	Based upon the foregoing, Employee and the Company agree as set forth below:
(a)	In full consideration of Employee signing this Agreement, the Company promises to pay Employee the gross amount of $149,997.12, less all required payroll tax deductions, by the next standard pay period, following the Effective Date of this Agreement, as described in Paragraph 5(i)(3) below. In addition, the company promises to provide six months individualized Career Transition/Outplacement program provided by Drake Beam Morin and six months of paid COBRA for health coverage (medical, dental, and vision), if Employee had elected coverage prior to Employee’s Termination Date (this is also contingent upon Employee initiating COBRA and completing the appropriate forms). QAD-paid COBRA coverage does not include COBRA for Flexible Spending Reimbursement. If Employee elects to not utilize the Career Transition/Outplacement program or the three months of paid COBRA, a cash equivalent is not available. This represents full settlement of any and all claims that were or could have been raised against the Company, and is consideration to which Employee was not otherwise entitled.

(b)	Employee and his successors and assigns hereby release forever with prejudice the Company, its current shareholders, officers, directors, employees, agents, insurers, predecessors, successors and assigns, and all persons acting in such capacities during the time Employee was working for the Company, from all actions, suits, claims and demands in law or equity, that the Employee ever had, now has, or hereafter may have, resulting from

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anything that has happened up until now, including, by way of example rather than limitation, any matter, cause or claims relating in any way to Employee’s employment relationship or the termination of Employee’s employment relationship with the Company, including but not limited to, any claims (including claims for attorneys fees) arising under Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act and the Americans with Disabilities Act, all as amended by the Civil Rights Reconciliation Act of 1991; the federal Older Workers Benefit Protection Act, the federal Equal Pay Act; the Occupational Safety and Health Act; the Fair Labor Standards Act; the federal Employee Retirement Income Security Act; the federal Family and Medical Leave Act; the Consolidated Omnibus Reconciliation Act; the federal Constitution; the California State Constitution; the California Equal Pay Law; the California Fair Employment and Housing Act; the California Family Rights Act; the California Workers Compensation Act; the California wage and hour laws; or any other federal, state or local law or ordinances and any common law claims under tort, contract or any other theories now or hereafter recognized. The release recited in this paragraph shall include any and all claims which Employee may have for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and specifically including any claims for attorney fees.

(c)	Employee also specifically acknowledges that he is aware of and familiar with the provisions of California Civil Code section 1542, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
Employee being aware of this section hereby expressly waives and relinquishes all rights and benefits she may have under it as well as under any other statutes or common law principles of similar effect.
(d)	Employee also agrees that for a period of two (2) years after the last day of employment with the Company, Employee shall not:
     i) Attempt to solicit or recruit the Company employees or otherwise interfere with the Company ‘s relationship with its employees or customers;
     ii) Make any comment, remark or statement that disparages the Company or portrays the Company in a negative manner.

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(e)	This Agreement does not prevent Employee from filing a charge of age discrimination with the Equal Employment Opportunity Commission or from participating in any investigation or proceeding conducted by any such agency. However, if any such claim is brought, Employee is precluded by the execution of this release from receiving any money or other relief or recovery. This Agreement does not affect rights or claims that arise after the date it is executed.

(f)	Employee agrees and acknowledges that this Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty allegedly owed by the Company to him. The Company specifically disclaims any liability to Employee on any basis.

(g)	This written Agreement supersedes any prior written or verbal agreement relating to this matter and constitutes a complete resolution of all claims against the Company. There may be no modification of this Agreement except in writing signed by all parties. Employee agrees and acknowledges that no other representation have been made to her to induce him to sign this Agreement. If any portion of this Agreement is deemed to be unenforceable, it will not affect the enforceability of any other provision of this Agreement.

(h)	Employee agrees that the terms of this Agreement are a private matter, which shall not be divulged in any form to others. Accordingly, Employee hereby agrees that Employee will not disclose, disseminate and/or publicize or cause to be disclosed, disseminated and/or publicized any of the terms of this Agreement or the discussions which have led up to this Agreement to anyone, with the exception of Employee’s attorney, any financial or tax advisors, and immediate family members, who shall not divulge its contents to any third party. Employee acknowledges that Employee may be in receipt of confidential information concerning the Company, agrees that any confidential information concerning the Company and its affiliates will be maintained in strict confidence and not be disclosed to any other person, including but not limited to, any past, present or prospective customers of the Company. The parties agree that money damages would not be a sufficient remedy for breach of this Paragraph 5(h) and that, in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach. This Paragraph 5(h) shall not supersede any other confidentiality agreement entered into between the parties.

(i)	(1) Employee agrees that the consideration listed in paragraph 5(a) is in excess of any legal obligations currently owed to Employee by the Company.

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     (2) Employee has been advised that Employee may have this agreement reviewed by an attorney of her own choosing unrelated to the Company. Employee has been given the opportunity to take a period of forty-five (45) days, from the date in which the Employee was provided this Agreement until the Expiration Date, in which to consider this Agreement. If Employee chooses to sign this Agreement before that date, Employee does so knowingly and voluntarily and with a full understanding of Employee’s rights.
     (3) Employee understands that Employee has the right to change Employee’s mind and cancel this Agreement within seven (7) days following the date on which Employee signs it. The Agreement will not take effect until the revocation period has expired (“Effective Date”). Such revocation shall be effective only upon written notice to Company. In the event of revocation, all provisions of this Agreement shall be null and void.
     (4) Employee acknowledges that he has been informed in writing of the following information:
            —the class, unit or group of employees covered by the Severance Program Applicable to QAD Inc.’s March 2007 restructuring, the eligibility factors for the program and the time limits applicable to the Program, and
            —the job titles and ages of all individuals selected for the Program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the Program.
(j)	Employee represents that Employee has returned or will return to the Company any and all Company property in Employee’s possession or control, including without limitation files, keys, computer equipment, telephones, or documents containing confidential Company information. Employee further agrees that Employee has or will repay to the Company any outstanding draws or advances or other liabilities.

(k)	Employee acknowledges that this is a fair and equitable settlement of any and all matters outstanding between the parties. Employee represents that he has not assigned his claims against the Company and that he has full and complete authority to enter into this Agreement.

(l)	Venue/Attorneys Fees/Governing Law. Each party hereto will bear its own attorneys fees and costs in connection with this Agreement. In the event there should be any litigation arising out of the Separation Agreement and Release, the parties agree that California law will apply, that any such suit must be filed and litigated in Santa Barbara, California, and further agree that costs and expenses, including attorneys fees incurred by the prevailing party, shall be borne by the non-prevailing party.

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(m)	The Company agrees to abide by its current written policy concerning responses to third parties regarding the Employee including explicitly the provision that states:

“Inquiries from outside sources for employment verification will be provided with: Employee’s start and end dates of employment with QAD, and the last position held.
NOTICE: This agreement is null and void if not executed by April 16, 2007.
“EMPLOYEE”

Sign	/s/ VINCENT P. NIEDZIELSKI

Print	VINCENT P. NIEDZIELSKI

Date	3/13/2007

“COMPANY” QAD Inc.

Sign	/s/ DANIEL LENDER

Print	DANIEL LENDER

Its Chief Financial Officer

Date	3/14/07

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